Exhibit A

Notice under Section 6(b) of the Israeli Securities Regulations (Tender Offer), 5760-2000

Regarding the Extension of the Last Acceptance Date in connection with the Special Tender
Offer Commenced by Emblaze Ltd. (the "Offeror")

For the purchase of 695,780 ordinary shares par value NIS 1.00 each of

Formula Systems (1985) Ltd. (the “Company”)

Reference is hereby made to the special tender offer commenced by the Offeror on February 6, 2007 for the purchase of 695,780 ordinary shares par value NIS 1.00 each of the Company (the “Special Tender Offer”). The Offeror hereby announces that the Last Acceptance Date (as defined in the Special Tender Offer document) in connection with the Special Tender Offer is extended from Monday, March 12, 2007, to March 19, 2007, at 2:00 p.m., EST. All other deadlines set in the Special Tender Offer document shall be extended accordingly.

Therefore, the Special Tender Offer document shall be amended as follows:

1.	In the fourth paragraph of the cover and in Section 6.1 of the Special Tender Offer document, “March 12, 2007” shall be replaced with “March 19, 2007".

2.	In Sections 6.4.5 and 6.5.5 of the Special Tender Offer document, the date upon which the Tender Offer Coordinator shall deliver to the Offeror the cumulative notices of acceptance and objection shall be revised from Tuesday, March 13, 2007, to Tuesday, March 20, 2007.

3.	In Section 6.4.7 of the Special Tender Offer document, the words “Monday, March 19, 2007” shall be replaced with “Monday, March 26, 2007".

4.	In Section 6.7.1 of the Special Tender Offer document, the Last Acceptance Period shall be revised from Friday, March 16, 2007, to Friday, March 23, 2007.

5.	In Section 10 of the Special Tender Offer document, the date upon which the Company’s Board of Directors shall provide to the Offerees its position on the advisability of the Special Tender Offer shall be revised from March 5, 2007, to March 12, 2007.

The coordinator for purposes of the Company’s Israeli shareholders, Clal Finance Security Investment Management Ltd., has confirmed that its undertaking to secure the Offeror’s fulfillment of obligations stated in the Special Tender Offer document shall remain in effect following this notice.

Except as described above, the terms of the Special Tender Offer document have not been amended.

This document may be inspected at the Company’s offices during regular business hours and upon prior coordination. In addition, a copy of this document will be filed as an exhibit to a Form CB that will be filed by the Offeror with the US Securities and Exchange Commission by the first business day after dissemination hereof.

The Offeror's signature:	/s/ Naftali Shani; /s/ Guy Bernstein ——————————————————— Emblaze Ltd.

Names and titles of the Offeror's signatories:	Naftali Shani, Chairman of the Board of Directors Guy Bernstein, Director and CEO

Date of this document: March 5, 2007